                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 249.14a-11(c) or Section 240.14a-12

                       SAN DIEGO GAS & ELECTRIC COMPANY
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               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the contrary pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       -------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

    1) Amount Previously Paid:__________________________________________________
    2) Form, Schedule or Registration No.:______________________________________
    3) Filing Party:____________________________________________________________
    4) Date Filed:______________________________________________________________

                               [CAMERA-READY-ART]

Tuesday, April 26, 1994
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
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and Proxy Statement
- --------------------------------------------------------------------------------

CONTENTS                                                                    page
- --------------------------------------------------------------------------------

Chairman's Letter

Notice of Annual Meeting

Proxy Statement                                                               1

  Meeting Date, Voting, Proxies                                               1

  Election of Directors                                                       1

    Nominees                                                                  2

    Committees                                                                4

    Security Ownership of Management and Certain Beneficial Holders           5

    Executive Compensation and Transactions with Management and Others        6

  Other Business to be Brought Before the Meeting                            15

  Relationship with Independent Public Accountant                            15

  Annual Report                                                              15

  Shareholder Proposals for 1995 Annual Meeting                              15

  Proxy Solicitations                                                        15

SAN DIEGO GAS & ELECTRIC COMPANY
- --------------------------------------------------------------------------------

DEAR SHAREHOLDER:
- --------------------------------------------------------------------------------

You are invited to attend the 1994 Annual Meeting of San Diego Gas & Electric Company Shareholders at 11 a.m. on Tuesday, April 26, 1994, at the San Diego Convention Center, 111 West Harbor Drive, Ballroom Section 6A, San Diego, California.

As is our custom, refreshments will be served before the meeting.

During the meeting, SDG&E's business will be reviewed. A summary of the meeting will be included in the Spring Investors Report, which will be mailed to you in May.

Whether or not you plan to attend the meeting, please fill out, sign and return your proxy card right away. Your vote is very important.

                                            Sincerely yours,

                                            Thomas A. Page
                                            Chairman of the Board, President
                                            and Chief Executive Officer

Proxy Statement
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- --------------------------------------------------------------------------------
Introduction
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MEETING DATE, VOTING, PROXIES
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The enclosed proxy is solicited by the board of directors of San Diego Gas &
Electric Company (the company) for the annual meeting of shareholders, together with any adjournment thereof (annual meeting), to be held on April 26, 1994 at
11 a.m. The meeting will be held at the San Diego Convention Center, 111 West
Harbor Drive, Ballroom Section 6A, San Diego, California. Mail to the company should be addressed to the Office of the Secretary, P.O. Box 1831, San Diego,
CA 92112-4150.

The enclosed proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the company or by presenting an executed proxy bearing a later date at or before the meeting. A shareholder also may re-voke a proxy by attending the meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy. All shares represented by valid proxies will be voted as specified in this state-ment.

The board of directors has fixed the close of business on March 1, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment of this meeting.

The company has three classes of stock, of which there were issued and out-standing at the close of business on March 1, 1994, (a) 116,479,027 shares of common stock, without par value; (b) 1,374,650 shares of cumulative preferred stock, $20 par value; and (c) 3,190,000 shares of preference stock (cumula-tive), without par value. A shareholder of record as of the close of business on March 1, 1994 is entitled to one vote per share for each share of common stock held and two votes per share for each share of cumulative preferred stock held. The preference stock (cumulative) has voting rights only in limited cir-cumstances described in the company's Articles of Incorporation and as allowed by California law. Unless otherwise indicated herein, shares of common stock and cumulative preferred stock are referred to as "shares."

Shares represented by properly executed proxies received by the company prior to or at the annual meeting will be voted at the meeting in accordance with the instructions specified in the proxies. If no instructions are specified in the proxies, shares will be voted FOR the election of the board's nominees for di-rectors, unless authority to vote is withheld as provided in the proxy. Should any of the board nominees become unavailable (an event which is not anticipat-ed), and the size of the board is not reduced accordingly, the proxies will be voted for the remainder of the listed nominees and for such other nominees as may be designated by the board as replacements for those who become unavaila-ble. In the event that any other matters properly come before the meeting, the holders of proxies solicited by the board of directors will vote on those mat-ters in accordance with their judgment. Discretionary authority to do so is in-cluded in the proxy.

This proxy statement and the enclosed proxy were first mailed on or about March 8, 1994, to shareholders entitled to vote at the meeting.

Shares represented by proxies which are marked "abstain" with respect to any proposal will be counted in the number of votes cast, but will not be counted as votes for or against the proposal. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal, the shares will not be counted in the number of votes cast.

Election of Directors
- --------------------------------------------------------------------------------

(Item 1 on all proxy cards.)

The full board of directors is to be elected at the annual meeting to serve un-til the end of the ensuing year (or until their successors are duly elected and qualified).

A shareholder of record as of the close of business on March 1, 1994 is enti-tled to one vote per share for each share of common stock held and two votes per share for each share of cumulative preferred stock held.

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The eight nominees receiving the highest number of affirmative votes shall be elected to the board.

The persons named in the enclosed proxy card will vote the number of shares shown thereon. Proxies given to the persons named will be voted for the elec-tion of all nominees listed below, unless authority to vote is withheld with respect to one or more nominees. All of the nominees are now directors of the company and have been elected previously by the shareholders. Should any of the nominees become unavailable, the proxies will be voted for the remainder of the listed nominees and for such other nominees as may be designated by the present board of directors as replacements of those who become unavailable.

THE BOARD RECOMMENDS THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTORS.

NOMINEES
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                 RICHARD C. ATKINSON, PH.D.

                 Dr. Atkinson has been the chancellor of the University of California at San Diego since July, 1980. He is a director of Qualcomm, Inc. Before joining UCSD, he served as director of the National Science Foundation. He is a former long-term member of the faculty at Stanford University.

Age 64

Director since 1992

Member of the executive and
audit committees

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                 ANN BURR

                 Ms. Burr is president of the San Diego
                 Division of Time Warner Cable, which
                 includes Southwestern Cable TV and American
                 Cablevision of Coronado.





Age 47


Director since 1993


Member of the finance and
nominating committees
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                 RICHARD A. COLLATO

                 Mr. Collato has been president and chief executive officer of the YMCA of San Diego County since January 1981. He is a director of Y-Mutual Ltd., a reinsurance company, Springfield College, and the Armed Services YMCA of the USA.



  Age 50


  Director since 1993


  Member of the audit and nominating
  committees

- --------------------------------------------------------------------------------

                 DANIEL W. DERBES

                 Mr. Derbes is president of Signal Ventures.
                 From November 1985 until December 31, 1988, he was president of Allied-Signal International Inc. and executive vice president of Allied-Signal Inc., a multi-national advanced technologies company. He is a director of Oak Industries, Inc., WD-40 Co., Pacific Diversified Capital Company
(PDC) and Wahlco Environmental Systems, Inc. (Wahlco
Environmental).

Age 63


Director since 1983


Chairman of the audit committee and
member of the executive committee
- --------------------------------------------------------------------------------

                 ROBERT H. GOLDSMITH

                 Mr. Goldsmith is the chairman, president and chief executive officer of Exten Industries, Inc. He is the former chairman and chief executive officer of Rohr, Inc. He is also a former vice chairman and chief operating officer of Precision Forge Co., senior vice president of Pneumo Corporation's Aerospace and Industrial
Group and vice president, commercial (aircraft) engine projects division and the gas turbine division of General Electric Company.

Age 63


Director since 1992


Member of the executive compensation
and finance committees
- --------------------------------------------------------------------------------

                 RALPH R. OCAMPO, M.D.

                 Dr. Ocampo is a San Diego physician and
                 surgeon.






Age 62

Director since 1983

Chairman of the finance committee
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                 THOMAS A. PAGE

                 Mr. Page has been chairman and chief
                 executive officer of the company since
                 February 1983. Mr. Page was president of the company from February 1983 to December
                 1991 and was re-elected as president
                 effective January 11, 1994. Mr. Page is a director of Burnham Pacific Properties and the chairman of the board and a director of PDC and Wahlco Environmental.
Age 60

Director since 1979

Chairman of the executive and
nominating committees

- --------------------------------------------------------------------------------

                 CATHERINE FITZGERALD WIGGS

                 Mrs. Wiggs is executive vice president of Internationale Nederlanden Group, North America, a life, health, property and casualty company. Mrs. Wiggs was formerly executive vice president, Internationale Nederlanden Group, America Life Companies, and a member of the management executive committee of Security Life of Denver, a wholly owned subsidiary of Nationale-Nederlanden N.V. Prior to that Mrs. Wiggs was executive vice president, human resources and a member of the management executive committee of Broadway Stores, Inc. Division of Carter Hawley Hale Stores, Inc., a retail department store chain.

Age 60

Director since 1979

Chairwoman of the executive
compensation committee and member of
the audit committee

- --------------------------------------------------------------------------------
FOOTNOTES

During 1993, ten meetings of the board were held. Each of the directors at-tended 75% or more of the aggregate of (1) the total number of board meetings and (2) the total number of meetings held by all board committees on which the director served, except Dr. Atkinson, who attended 65%. Most of his absences were due to conflicting business commitments out of the city.

On March 4, 1993, Dr. Ocampo petitioned for protection under Chapter 11 of the Federal Bankruptcy Code. This filing was made in connection with certain legal proceedings involving a limited partnership in which Dr. Ocampo is a general partner. Dr. Ocampo expects to emerge from the bankruptcy through a plan of re-organization to be filed soon.

COMMITTEES
- --------------------------------------------------------------------------------

In addition to Executive and Finance committees, the board has Audit, Executive Compensation and Nominating committees.

AUDIT COMMITTEE

Members of this committee are directors R. C. Atkinson, R. A. Collato, D. W. Derbes, and C. Fitzgerald Wiggs. It held two meetings during 1993. In addition to recommending an independent auditor for each ensuing year, this committee reviews (1) the overall plan of the annual independent audit, (2) financial statements, (3) audit results, (4) the scope of internal audit procedures and
(5) the auditors' evaluation of internal controls. This committee is composed exclusively of directors who are not salaried employees of the company.

EXECUTIVE COMPENSATION COMMITTEE

Members of this committee are directors R. H. Goldsmith and C. Fitzgerald Wiggs. It held five meetings during 1993. This committee reviews the salaries and other forms of compensation of executives of the company and makes compen-sation recommendations to the full board. This committee is composed exclu-sively of directors who are not salaried employees of the company.

- --------------------------------------------------------------------------------

NOMINATING COMMITTEE

Members of this committee are directors A. Burr, R. A. Collato and T. A. Page. It held one meeting during 1993. In addition to considering and recommending nominees to the board, this committee recommends (1) criteria for the board and committee composition and membership and (2) directors' compensation. It con-siders any nominees recommended by shareholders by letter to the board. This committee is composed of two directors who are not salaried employees of the company and the chief executive officer.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS
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The following table sets forth the beneficial ownership of (1) all directors and the five highest compensated officers individually, (2) all directors and officers as a group and (3) the only beneficial owners known to the company to hold more than 5% of any class of the company's voting securities as of March 1, 1994. All holdings listed below are common stock:
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
                                                       AMOUNT AND
                                                        NATURE OF
                                                       BENEFICIAL     PERCENT
                                                        OWNERSHIP       OF
                  BENEFICIAL OWNER                     (SHARES)(A)     CLASS
- --------------------------------------------------------------------------------
Directors and Named Executive Officers:
R. C. Atkinson                                              1,000        *
A. Burr                                                     1,000        *
R. A. Collato                                               1,877        *
D. W. Derbes                                                1,907        *
R. H. Goldsmith                                             1,015        *
R. R. Ocampo                                               13,128        *
C. Fitzgerald Wiggs                                         2,354        *
T. A. Page                                                150,023        *
J. E. Thomas                                              113,428        *
S. L. Baum                                                 39,824        *
D. E. Felsinger                                            22,807        *
R. L. Haney                                                15,434        *
All directors and officers as a group (20 persons)        465,632(B)     *
Other:
First Interstate Bank of California                    13,632,627(C)  11.704%
 Trust Securities, W11-4
 707 Wilshire Boulevard
 Los Angeles, CA 90017
Union Bank Trust Department                            10,162,266(D)   8.725%
 530 B Street
 San Diego, CA 92101

*less than 1% shares outstanding
- --------------------------------------------------------------------------------
(A) All shares are beneficially owned by the directors and officers, with sole voting and investment power, except for . Dr. Atkinson: 1,000 shares held jointly with spouse/children of same household.
    . Mr. Collato: 1,000 shares held jointly with spouse/children of same household; 877 shares credited to a CSIP account with the shareholders' agent.
    . Mr. Derbes: 400 shares held jointly with spouse/children of the same household; 1,507 shares credited to a CSIP account with the shareholders' agent.
    . Dr. Ocampo: 13,128 shares held jointly with spouse/children of same household.
    . Mrs. Wiggs: 1,954 shares credited to a CSIP account with the shareholders' agent.
    . Mr. Page: 57,538 shares held jointly with or separately by spouse/children of same household; 8,557 shares credited to a CSIP ac-count with the shareholders' agent; 47,778 shares credited as of 2/1/94 to a Savings Plan account with the trustee; 36,150 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.
    . Mr. Thomas: 12,257 shares credited to a CSIP account with the sharehold-ers' agent; 61,259 shares credited as of 2/1/94 to a Savings Plan account with the trustee; 14,420 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.
    . Mr. Baum: 8,407 shares credited to a CSIP account with the shareholders' agent; 1,902 shares credited as of 2/1/94 to a Savings Plan account with the trustee; 11,370 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.
    . Mr. Felsinger: 4,816 shares credited as of 2/1/94 to a Savings Plan ac-count with the trustee; 8,015 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.
    . Mr. Haney: 2,044 shares held jointly with spouse/children of same house-hold; 457 shares credited to a CSIP account with the shareholders' agent; 2,005 shares credited as of 2/1/94 to a Savings Plan account with the trustee; 7,745 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.

(B) Excludes 30,956 shares delivered to the company on 1/31/94 to satisfy cer-tain withholding tax obligations relating to the vesting of shares pursuant to the LTIP as described below under "1986 Long-Term Incentive Plan."

    All shares beneficially owned by the directors and officers, with sole vot-ing and investment power, except for

- --------------------------------------------------------------------------------
    . 64,445 shares held jointly with or separately by spouses or children liv-
      ing in the same household.
    . 148,998 shares credited as of 2/1/94 to the officers' Savings Plan ac-
      counts with the trustee.
    . 34,815 shares credited to CSIP accounts with the shareholders' agent.
    . 120,605 shares of restricted stock purchased by officers in 1990, 1991, 1992, 1993 and 1994 under the LTIP, as to which restrictions for vesting of shares have not yet been satisfied.

(C) 11,556,513 shares are held by the bank in its capacity as shareholders' agent for the CSIP. The bank holds 2,051,624 shares of common stock and 24,490 shares of cumulative preferred stock as trustee for various other trusts.

(D) 10,116,428 shares as of 2/1/94 are held by the bank in its capacity as trustee under the Savings Plan. The trustee has discretion under the Savings Plan to vote the shares in the absence of voting directions by the Savings Plan participants. The agent holds 45,838 shares of common stock and 100 shares of cumulative preferred stock as trustee for various other trusts.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company's directors, executive officers and holders of more than 10% of the company's common stock to file with the Securities and Exchange Commission ini-tial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. The company believes that during the fiscal year ended December 31, 1993, its officers, directors and holders of more than 10% of the company's common stock complied with all Section 16(a) filing requirements, with the exception of R. Lee Haney, a senior vice presi-dent of the company, who reported one transaction late on a subsequently filed Form 4.

EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT AND OTHERS
- --------------------------------------------------------------------------------

The following table sets forth information as to all compensation awarded, paid, earned or distributed, by the company during the last three fiscal years for services in all capacities to or for the benefit of the chief executive of-ficer and the four highest compensated executive officers whose earned compen-sation exceeded $100,000.
- --------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                    ANNUAL COMPENSATION           COMPENSATION
                               ------------------------------ ---------------------
                                                 OTHER ANNUAL   LTIP    ALL OTHER
   NAME AND PRINCIPAL           SALARY   BONUS   COMPENSATION PAYOUTS  COMPENSATION
        POSITION          YEAR   (A)      (B)        (C)       (D)(E)      (F)
- -----------------------------------------------------------------------------------
T. A. Page                1993 $509,203 $337,000    $9,910    $513,777   $55,161
Chairman and              1992  486,408  265,000     5,079     344,703    48,682
Chief Executive Officer   1991  482,078  242,000     2,493     149,419    48,256

J. E. Thomas              1993  289,481  191,000     7,583     200,718    33,591
President and             1992  274,328  147,000     6,472     134,832    29,458
Chief Operating Officer   1991  249,584   94,000     5,582      58,618    28,721

S. L. Baum                1993  244,307  129,000     1,107     162,006    17,695
Executive Vice President  1992  224,650   90,000       232     110,504    15,496
                          1991  218,223   81,000        64      43,485    14,872

D. E. Felsinger           1993  216,970  111,000     1,881      96,401    10,755
Executive Vice President  1992  187,731   73,000       668      60,334     9,139
                          1991  163,847   62,000       127      24,137     8,618

R. L. Haney               1993  188,280   98,000         0     113,100    10,987
Senior Vice President     1992  176,784   70,000         0      72,444     7,418
Customer and Marketing    1991  168,792   64,000         0      30,650     7,464
Services

- --------------------------------------------------------------------------------

(A) Amounts shown reflect compensation paid and amounts deferred. All officers may elect to defer bonuses and base salary for periods of time they select. Restricted stock awarded in 1993 pursuant to the LTIP is reported below in the Long-Term Incentive Plan table.

- --------------------------------------------------------------------------------

(B) Bonuses are paid pursuant to the Executive Incentive Compensation Plan
    (EICP) as described below under "Report of the Executive Compensation Committee".

(C) Other compensation includes any deferred compensation interest above 120% of the applicable federal rate.

(D) Long-term incentive payouts relate to restrictions lifted on restricted stock awarded pursuant to the LTIP. Payouts are based on company perfor-mance as described below under "1986 Long-Term Incentive Plan."

(E) The aggregate holdings/value of restricted stock held on December 31, 1993, by the individuals listed in this table, are: T. A. Page, 59,840 shares/$1,338,920; J. E. Thomas, 23,675 shares/$529,728; S. L. Baum, 18,840 shares/$421,545; D. E. Felsinger, 12,460 shares/$278,793; and R. L. Haney, 12,960 shares/$289,980. The value of the aggregate restricted stock hold-ings at December 31, 1993 is determined by multiplying $24.875, the fair market value of the company's common stock on December 31, 1993, less the purchase price of $2.50 per share, by the number of shares held. These De-cember 31, 1993 share amounts include the March 1, 1994 share amounts shown in "Security Ownership of Management and Certain Beneficial Holders". The March 1, 1994 amounts are less due to the vesting of certain shares in Jan-uary 1994. Regular quarterly dividends are paid on restricted stock held by these individuals, when declared by the company.

(F) All other compensation includes a cash amount paid to each officer desig-nated solely for the purpose of paying (a) the premium for an insurance policy providing death benefits equal to two times such officer's current compensation; such cash amount includes a gross-up payment such that the net amount retained by each officer, after deduction for any income tax im-posed on such payment, will be equal to the gross amount which would have been paid to such officer had the income tax not been imposed; (b) the com-pany match under deferred compensation agreements which allow officers who have exceeded the maximum pretax amount under the Savings Plan to continue to make pretax deferrals of base compensation to an account in their name up to a maximum of 15%; up to 6% of base compensation will be matched by a company contribution of 50 cents per dollar deferred; no amount can be de-ferred by an officer or matched by the company under this agreement until the officer contributes to the Savings Plan the maximum amount allowed by the tax law; and (c) company contributions to the Savings Plan. The respec-tive amounts paid in fiscal year 1993 for each of the above officers were:
    T. A. Page, $39,799, $13,477, and $1,885; J. E. Thomas, $24,713, $6,886 and
    $1,992; S. L. Baum, $10,207, $5,530 and $1,958; D. E. Felsinger, $5,444,
    $3,723 and $1,588; and R. L. Haney, $8,692, $0, and $2,295.
- --------------------------------------------------------------------------------
COMPENSATION OF DIRECTORS

During 1993, directors not holding salaried positions in the company were paid an annual retainer of $30,000, payable at the rate of $2,500 per month. No ad-ditional fees were paid for attendance at any meeting of the board or of any committee of the board. Non-salaried directors are reimbursed for their out-of-pocket expenses incurred to attend meetings. All directors except Mr. Page are non-salaried directors.

D. W. Derbes and T. A. Page are directors of the company who are also directors of PDC and Wahlco Environmental. As a non-salaried director, D. W. Derbes re-ceives a $500 fee for attending each meeting of PDC. D. W. Derbes also receives an annual retainer of $12,000 plus a $1,000 fee for attending each meeting of Wahlco Environmental.

Mr. Page received no fees or other compensation for serving as a director of the company or any of its subsidiaries.

Directors may elect to defer their retainers and/or fees for periods of time they select.

On December 17, 1990, the board adopted a Retirement Plan for Directors appli-cable to directors serving on the board on or after such date. If a current di-rector has at least five years of total board service, then, beginning in the calendar quarter following the later of the director's retirement from the board or attaining age 65, the director (or a surviving spouse) will receive during each subsequent 12-month period, a benefit amount equal to the direc-tor's annual retainer (currently $30,000) for a benefit period equal to the number of years of the director's total service on the board. The benefit will end upon the completion of the benefit period or the death of the later to die of the director and a surviving spouse, whichever occurs first. In computing the benefit period, periods of service as an employee director shall be disre-garded.

EMPLOYMENT CONTRACT OF MR. PAGE

On September 12, 1988, Thomas A. Page and the company entered into an employ-ment agreement dated as of June 15, 1988. Mr. Page's employment agreement pro-vides that he will serve as chief executive officer and chairman of the board of directors of the company for a period of two years beginning June 15, 1988, subject to automatic extensions

- --------------------------------------------------------------------------------
for successive two-year periods (unless the contract is terminated as described below) and that he will receive a salary at a rate of not less than $31,916.66 per month or such greater amount as may, from time to time, be determined by the board.

The employment agreement also provides that Mr. Page will be entitled to par-ticipation in the EICP, any other annual bonus plan, the Savings Plan, the LTIP and any other long-term incentive plan. In addition, Mr. Page is entitled to participate in the Supplemental Executive Retirement Plan (SERP) and the Pen-sion Plan. Pursuant to an earlier agreement between Mr. Page and the company, Mr. Page was credited with years of service under the Pension Plan and the SERP equal to his years of service with the company plus five extra years.

Under the employment agreement, if Mr. Page's employment is terminated (i) by the board upon two years' written notice, (ii) upon his death or permanent dis-ability, (iii) by the company for cause or (iv) by Mr. Page upon 30 days writ-ten notice to the company, which termination is other than a "Constructive Ter-mination" (as defined below), he will receive benefits through the last day of his term of employment and no additional benefits. If Mr. Page's employment is terminated (i) because of the dissolution, liquidation or winding-up of the company, (ii) by a majority vote of the company's board without cause upon 30 days written notice or (iii) by Mr. Page as a result of (A) any violation of the compensation provisions of the employment agreement, (B) any adverse and significant change in Mr. Page's position, duties, responsibilities or status, including the failure to be elected to the board and as chief executive officer of the company or (C) a change in Mr. Page's normal business location to a point away from the company's main headquarters (each, a Constructive Termina-tion), he will be entitled to two years' salary paid in a lump sum plus a bonus equal to 200% of the average of the three highest bonuses paid to him during the previous five years, continued health and life insurance benefits under various plans, his SERP benefit (without regard to the limit described therein relating to Section 280G of the Internal Revenue Code of 1986, as amended (the
Code)) and his LTIP benefit. If any of the payments set forth in the previous sentence become subject to the excise tax imposed by Section 4999 of the Code, the company will pay Mr. Page an additional amount such that the net amount re-tained by Mr. Page after deduction for such excise tax and any income and ex-cise tax imposed on such additional amount will be equal to the gross amount which would have been paid to Mr. Page under the agreement had the excise tax not been imposed. The benefits payable to Mr. Page under the agreement on ac-count of a change in control are in lieu of any benefits which would have oth-erwise been payable to Mr. Page under the Executive Severance Allowance Plan. The term change in control includes such significant events as those described under "Supplemental Executive Retirement Plan."

1986 LONG TERM INCENTIVE PLAN

                           LONG TERM INCENTIVE PLAN-
                           AWARDS IN LAST FISCAL YEAR
- --------------------------------------------------------------------------------

                                                           ESTIMATED
                                                             FUTURE
                                                          PAYOUTS UNDER
                      NUMBER OF          PERFORMANCE       NON-STOCK-
                      RESTRICTED           PERIOD          PRICE-BASED
     NAME               SHARES          UNTIL PAYOUT       PLANS (A)(B)
- --------------------------------------------------------------------------------
T. A. Page              13,000       Four Annual Periods     $289,250
J. E. Thomas             5,280       Four Annual Periods      117,480
S. L. Baum               4,100       Four Annual Periods       91,225
D. E. Felsinger          3,280       Four Annual Periods       72,980
R. L. Haney              2,740       Four Annual Periods       60,965
</TABLE
- --------------------------------------------------------------------------------

(A) The value (target) of the restricted stock awards is determined by multi-plying $24.75, the fair market value of the company's common stock on the date of grant, December 10, 1993, less the purchase price of $2.50 per share, by the number of shares awarded.

(B) The payout amounts set forth in this column represent both the maximum and the target amounts payable upon achievement of all performance-vesting goals. The minimum payout upon failure to achieve any of the performance vesting goals would be $0. The actual payout will depend upon the achieve-ment of performance-vesting goals and upon the fair market value of the company's common stock at the date of vesting.

The LTIP provides that the executive compensation committee may grant to cer-tain executives any combination of nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights, performance awards, stock payments or dividend equivalents. As of December 31, 1993, all grants made un-der the LTIP have been in the form of restricted stock.

With respect to LTIP shares purchased in 1986 through 1988, all restrictions have been lifted in prior years.

With respect to LTIP shares purchased in 1989, restrictions on one quarter of the number of shares originally placed in escrow were to be released and the shares were to be delivered to the executives for each of the four succeeding calendar years in which the company's total return to its shareholders was in the top 25% of comparable utilities. The restrictions on all such shares that were not so released were to be released and the shares were to be delivered to the executives if, and only if, the total return to shareholders for the four-year period ending December 31, 1993, was in the top 40% for comparable utili-ties. The restrictions have been lifted as to all shares purchased in 1989, and such shares have been delivered to the executives.

8

- --------------------------------------------------------------------------------
With respect to LTIP shares purchased in 1990, 1991, 1992 and 1993, restric-
tions on one-quarter of the number of shares originally placed in escrow are to be released and the shares are to be delivered to the executives for each of the four succeeding calendar years if the company's earnings per share meets or exceeds the earnings per share target set by the executive compensation commit-
tee or if, at the end of the first, second and third quarters of the following year, earnings for the twelve months then ending equal or exceed the weighted average of the targets for the prior year and the current year. In addition, as to shares purchased in 1990, 1991 and 1992, the restrictions on all remaining shares that are not released in such manner, will be released and the shares will be delivered to executives in the fifth succeeding calendar year, if and only if, a total return to shareholders goal, as determined by the executive compensation committee or the board, is met.

Since the company's total return to shareholders was in the top 10% of returns posted by comparable utilities during 1990, and in the top 40% of returns posted during 1991, 1992 and 1993, and since the earnings per share target was met in 1991, 1992 and 1993, shares were released from escrow and, after with-holding thereof at the election of such persons to satisfy withholding tax ob-ligations, were delivered free of all restrictions under the LTIP to the execu-tives.

In general, restricted shares may not be sold, transferred or pledged until re-strictions are removed or expire. Purchasers of restricted stock have voting rights and will receive dividends prior to the time the restrictions lapse if and to the extent paid on the company's common stock generally.

All shares of restricted stock purchased are placed in escrow. It is antici-pated that restricted stock would be forfeited and would be resold to the com-pany at original cost in the event that vesting is not achieved by virtue of performance or other criteria.

Under the LTIP, all outstanding incentive awards become fully vested and exer-cisable without restrictions upon the occurrence of one of two events after a change in control. The first triggering event is the failure of a successor corporation or its parent or subsidiary to make adequate provision for continu-ation of the LTIP by substituting new awards. In the second triggering event, even if adequate provision for continuation of the LTIP and substitution of new awards has been made, an executive's incentive awards will become vested and exercisable if the executive is terminated within three years after a change of control for reasons other than cause, retirement, death or disability, or vol-untarily terminates employment due to adverse circumstances.

The term change in control includes such significant events as those described under "Supplemental Executive Retirement Plan." The adverse circumstances al-lowing such voluntary termination of employment consist of significant and ad-verse changes in the executive's position, duties, responsibilities or status, or the reduction or elimination of the executive's compensation or incentive compensation opportunities.

The LTIP will expire in January 1996, unless terminated by the board prior to that date. Outstanding incentive awards will not be affected by such expiration or termination and will vest or be forfeited in accordance with their terms.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

                               PENSION PLAN TABLE
- --------------------------------------------------------------------------------

                                CREDITED YEARS OF SERVICE(1)
                    ------------------------------------------------------------
ASSUMED ANNUAL                                               10 YEARS
 COMPENSATION            5 YEARS                          AND THEREAFTER
- --------------------------------------------------------------------------------
   $100,000             $ 30,000                             $ 60,000
    200,000               60,000                              120,000
    300,000               90,000                              180,000
    400,000              120,000                              240,000
    500,000              150,000                              300,000
    600,000              180,000                              360,000
    700,000              210,000                              420,000
    800,000              240,000                              480,000

- --------------------------------------------------------------------------------
(1) Credited years of service under the Pension Plan for the five highest paid executive officers are: T. A. Page, 16 years; J. E. Thomas, 32 years; S. L. Baum, 9 years; D. E. Felsinger, 21 years; and R. L. Haney, 21 years.

In addition to the Pension Plan, the Supplemental Executive Retirement Plan
(SERP) provides a supplemental retirement benefit for certain executives. The aggregate monthly benefit payable under the combined Pension Plan and SERP to an executive who retires at age 62 and has completed at least five years of service will be a percentage of the executive's final pay equal to 6% times years of service (up to a maximum of 10 years). Final pay is defined in the SERP as the monthly base pay rate in effect during the month immediately pre-ceding retirement, plus 1/12 of the average of the highest three years' gross bonus awards. Alternatively, the executive may elect to receive a lump sum cash payment equal to the actuarially determined present value of the monthly bene-fits. The SERP also provides reduced benefits to executives who retire between the

- --------------------------------------------------------------------------------
ages of 55 and 61, if the executive has completed at least five years of em-ployee service. Benefits may be paid also to executives who retire after age
62, if this additional service is rendered at the request of the board.

The above table shows the aggregate annual retirement benefits payable to exec-utives under the Pension Plan and the SERP, assuming a straight life annuity form of pension at the normal retirement age of 62 for specified compensation and years of service. The benefit amounts listed in the table are not subject to a deduction for Social Security benefits. SERP payments will be reduced by benefits payable under the Pension Plan.

The SERP, as amended, provides monthly surviving spouse benefits equal to 3% of an executive's final pay times years of service (up to a maximum of 10 years) and disability benefits equal to 60% of final pay.

The SERP also provides enhanced benefits to an executive who is adversely af-fected within three years after the occurrence of an event constituting a change in control of the company. If during that period an executive is termi-nated for reasons other than cause, retirement, death or disability or volun-tarily leaves employment for reasons specified in the SERP, the executive may elect either to take early retirement, if otherwise qualified to do so, or to receive a lump sum cash payment equal to the actuarially determined present value of normal retirement benefits based on ten years of service. Some or all of the amounts to be paid will be funded out of the cash value of a life insur-ance policy paid for by the company on behalf of the executive.

The lump sum payment under the SERP is limited. If that payment alone, or when added together with other payments that the executive has the right to receive from the company in connection with a change in control of the company, becomes subject to the excise tax imposed by Section 4999 of the Code, the payment must be reduced until no such payment is subject to the excise tax. The effect of this limitation is that total severance payments made to an executive in con-nection with a change in control of the company may not exceed approximately
2.99 times the executive's average W-2 income for the five years preceding the change of control.

Certain significant events described in the SERP constitute a change in con-trol, such as the dissolution of the company, the sale of substantially all the assets of the company, a merger or the acquisition by one person or group of the beneficial ownership of more than 25% of the voting power of the company, coupled with the election of a new majority of the board. A company-initiated merger in which the company is the surviving entity is not a change in control. The adverse actions that allow an executive to leave employment voluntarily are described in the SERP and consist of events such as a significant and adverse change in the executive's position, duties, responsibilities or status, or the reduction or elimination of the executive's compensation or incentive compensa-tion opportunities.

EXECUTIVE SEVERANCE ALLOWANCE PLAN

The company's Executive Severance Allowance Plan (the Executive Severance Plan) as amended covers officers with one or more years of employee service in lieu of coverage under the company severance plan for non-officer employees.

The Executive Severance Plan provides two different severance allowances de-pending upon whether the officer's termination is related to a change in con-trol of the company. Termination unrelated to a change in control essentially means a termination due to a reduction in staff, or a termination resulting from the company's sale of a work unit. The term change in control includes such significant events as those described under "Supplemental Executive Re-tirement Plan." If, within three years after a change in control, the officer is terminated for reasons other than cause, retirement, death or disability, or leaves employment voluntarily due to adverse actions, the officer is entitled to a severance allowance. The adverse actions that allow an officer to leave employment voluntarily are described in the Executive Severance Plan and con-sist of events such as a significant and adverse change in the officer's posi-tion, duties, responsibilities or status, or the reduction or elimination by the company (or its successors) of the officer's compensation or incentive com-pensation opportunities.

In the event of a termination unrelated to a change in control, officers with one or more years of employee service, but less than five years of employee service, will receive a severance allowance consisting of a continuation of base salary and health and basic life insurance benefits for nine months. Offi-cers with five or more years of employee service receive a continuation of base salary and such benefits for 12 months.

The Executive Severance Plan provides that if the length of an officer's sever-ance allowance is greater under the employees' Severance Plan than under the Executive Severance Plan, the officer's severance allowance under the Executive Severance Plan will be for that longer period.

In the event of a termination related to a change in control, the officer will receive a severance allowance consisting of one year's final pay in a lump sum payable within five days

- --------------------------------------------------------------------------------
after termination and, at the officer's option, either the continuation of health and basic life insurance coverage for 12 months or a lump sum payment equal to the present value of that coverage. Payments pursuant to the Executive Severance Plan alone, or when combined with compensation from other company sources made in connection with a change in control of the company, may not ex-ceed approximately 2.99 times the officer's average W-2 income for the five years preceding the change in control.

The Executive Severance Plan provides a procedure and a formula to reduce the total payments to be received by an officer by reason of a change in control if such total payments would exceed the 2.99 limitation (causing an excise tax to be due) and if the officer waives receipt of all or a portion of the excess. Under the formula, an officer's lump sum benefit under the SERP would be first reduced, if necessary, to zero. It is not anticipated that any reduction under any other benefit plan would be necessary in the case of any officer.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee, which is composed entirely of independent outside directors, acts on behalf of the board of directors in the interests of the company's shareholders in formulating policy and administering approved programs for compensating the company's officers and other senior executives.

The compensation policy of the company, with respect to its executives, is to provide a total compensation package wherein the mix and total of base salary, annual incentive and long-term incentive, the composition of its benefit pro-grams, and the terms and administration of the plans by which such forms of compensation are determined (1) are structured and administered in the best in-terests of the company's shareholders, (2) are reasonable in comparison to com-petitive practice, (3) align the amount of compensation with corporate perfor-mance, and (4) will continue to motivate and reward on the basis of company and individual performance. The committee believes that a significant portion of the total compensation of all executives, and most specifically, the chief ex-ecutive officer, should be "at risk" and based upon the achievement of measur-able, superior financial and operational performance.

In discharging its responsibility, the committee, subject to the final approval of the board, determines the factors and criteria to be used in compensating the chief executive officer, as well as other executives of the company, and applies these factors and criteria in administering the various plans and pro-grams in which these executives participate to ensure they are (1) consistent with the company's compensation policy, (2) compatible with the company's other compensation programs and (3) administered in accordance with their terms and the objectives for which they are intended.

To assist in the performance of the above and to ensure that it is provided with unbiased, objective input, the committee has retained the services of an outside independent compensation consulting firm. This firm provides advice to the committee with respect to the reasonableness of compensation paid to execu-tives of the company. In doing so, it takes into account and advises the com-mittee of the compensation practices of, and compensation levels paid by, com-parable utility companies of similar size and geographic location. These compa-nies, with the exception of certain gas utilities, are included in the Dow Jones Utilities Index referenced in the performance graph shown on page 14. The committee also considers the compensation practices and levels paid by major non-utility companies located in California. In addition, the committee also reviews economic and comparative compensation surveys compiled and provided by the human resources department of the company. The committee believes that by taking into account the compensation practices of other comparative utilities as well as major California non-utility companies, it can best determine the level of compensation necessary to attract, retain and motivate its executives.

While it may rely on such information, the committee is ultimately and solely responsible for any decisions made or recommended to the board with regard to the compensation of the company's executives.

The committee has reviewed the compensation of the company's executives and has determined that their compensation is consistent with the company's policy.

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION
- --------------------------------------------------------------------------------

The compensation of the chairman, president and chief executive officer, Mr. Thomas A. Page, as well as that of the other executives, is directly tied to the achievement of the corporate goals described below. The base salary of the chief executive officer, and the other executives, is targeted at the competi-tive median (50th percentile) for comparably sized utilities and companies. Pursuant to Mr. Page's employment agreement described on pages 7 and 8, he will receive a salary of not less than $31,916.66 per month. The chief executive of-ficer's targeted participation levels are 50% under the EICP and 61% under the LTIP, of base salary. Actual incentive compensation earned under these two plans is contingent upon the company's attaining

- --------------------------------------------------------------------------------
performance goals. For the most recent year ended, 60% of the chief executive officer's total compensation was contingent on the achievement of these quanti-fiable corporate performance goals. As discussed further below in the EICP and LTIP sections, these goals include earnings per share, return on equity, mar-ket-to-book, operating and maintenance expenses, rates, electric reliability, safety, and customer satisfaction.

Base Salary Compensation
- --------------------------------------------------------------------------------

The base salary component for the chief executive officer and the other execu-tives is reviewed annually and is based upon the responsibilities of the posi-tion and the experience of the individual. The committee also takes into ac-count the base salaries of executives with similar responsibilities at the above-mentioned companies. Other factors taken into consideration by the com-mittee are the condition of the local and national economies and the company's financial and operational health. The individual performance of the specific executive is also considered. The base salary is gathered and analyzed in order to determine the appropriate compensation level. While these statistical fac-tors may warrant one level of pay, more subjective elements such as the condi-tion of the economy may not support it. As an example, although the company's performance in 1992 and 1993 exceeded its financial goals, the local economy remained stagnant. In light of this the chief executive officer and the other executives received only nominal base salary increases in 1993, and no base salary increases in 1994, except for those increases solely related to promo-tions.

Executive Incentive Compensation Plan (EICP)
- --------------------------------------------------------------------------------

Under the EICP, cash payments may be made annually to the company's chief exec-utive officer and other executives based on a combination of financial and op-erating performance goals. There are three elements that determine the individ-ual awards: (1) the executive's base salary, (2) the participation level and
(3) the corporate performance. The participation level is expressed as a per-centage and is set by the committee based on the executive's duties and level of responsibility. The amount of the individual award is determined by multi-plying the executive's base salary by the participation level and then modify-ing it by the total corporate performance.

The EICP is highly leveraged on the basis of performance. Accordingly, no pay-ments may be made unless and until the minimum performance levels are exceeded. Under the terms of the EICP, corporate performance is measured against preset quantifiable goals approved by the committee at the beginning of the year. A target and a minimum and maximum performance range are established for each goal. Financial goals include (1) percent return on shareholders' equity and
(2) the ratio of the company's stock market price to its book value, which is then compared to other utilities. Operating goals include (1) adherence to the company's operating budget, (2) rates as compared to the two other major Cali-fornia electric utilities, (3) customer service satisfaction as measured by customer surveys, (4) average customer electric outage, and (5) lost-time acci-dents. The total corporate performance is determined from the degree of achievement of each of these goals. The committee gives equal weight to the fi-nancial goals and the operating goals in order to balance shareholder and cus-tomer interests. This serves to assist the company in reaching its goals of lowering rates and increasing earnings at the same time.

During 1993, both the minimum and target levels set for the financial goals (return on equity and market to book) were exceeded; all minimum operating goal levels were exceeded and all but one of the target levels were exceeded. The company fell short of achieving its target average customer electric outage goal. For 1993, the individual awards could not exceed 75% of base salary for the chief executive officer and the chief operating officer and 60% for other executives. The EICP compensation component represents 24% of the chief execu-tive officer's total mix of compensation based upon the targets set under the EICP and LTIP. The actual amounts earned by each of the company's five highest compensated executives under the EICP are listed in the Summary Compensation Table.

Long-Term Incentive Plan (LTIP)
- --------------------------------------------------------------------------------

The Long-Term Incentive Plan was approved by the shareholders in 1986, to pro-mote the interests of the company and its shareholders. The LTIP was presented to the shareholders for vote and included the term and number of shares ap-proved for issue. The LTIP delegates the responsibility of administration and goal determination to the committee. The LTIP's primary purpose is to enhance the value of the company to its shareholders by encouraging executives to re-main with the company and to act and perform to increase the price of the company's shares and its earnings per share. To accomplish these objectives, the company sells shares of its stock to its executives at a fixed price of $2.50 per share. These shares are subject to substantial restrictions on the rights of the company's executives to benefit fully from such shares unless and until certain company earnings improvement and continued service requirements are met. If these requirements or other crite-

- --------------------------------------------------------------------------------
ria are not met, it is anticipated that the executives' rights to such shares would be forfeited and they would be sold back to the company at their original purchase price.

All of the company's executives are eligible to participate in the LTIP at var-ious levels. The number of shares granted is determined by a formula adopted by the committee, and is calculated as a percentage of base salary. The higher the salary level, the higher the participation level (or percentage of risk). For example, in 1993 the chief executive officer participated at 61% of base sala-ry, making the LTIP equal to 29% of his total mix of compensation. As a compo-nent of the executives' total compensation package, the LTIP formula is re-viewed annually. The review takes into consideration that the value of such shares, at the time of grant, has been determined to be consistent with the size of grants made to executives in similar positions in the above-mentioned companies. Other factors accounted for are LTIP goals, current share ownership and current participation levels.

The number of restricted shares sold to the company's five highest-compensated executives in 1993, pursuant to the LTIP, is shown in the Long-Term Incentive Plan Table. The goals for restricted shares sold in 1993 are based on the achievement of increased earnings per share. The goals set for previous years and the achievement of those goals are outlined in the section titled "1986 Long-Term Incentive Plan" above.

Revenue Reconciliation Act of 1993
- --------------------------------------------------------------------------------

This recently enacted legislation amends Section 162 (m) of the Internal Reve-nue Code to limit the deductibility of most forms of compensation, over $1,000,000, paid to top executives of publicly held corporations. The committee believes that the LTIP is a performance goal plan and therefore, under the IRC
Section 162 (m) transition rules, is not subject to limitations on compensation deductibility. In determining the compensation of the company's executives, the committee will take those steps necessary to preserve the deductibility of com-pensation paid.

The report is submitted by the Executive Compensation Committee:

                                 Catherine Fitzgerald Wiggs, Chair
                                 Robert H. Goldsmith

- --------------------------------------------------------------------------------

Comparative Common Stock Performance
- --------------------------------------------------------------------------------

The following graph compares the percentage change in the company's cumulative total shareholder return on common stock over the last five fiscal years with the performances of the Standard & Poor's 500 Index and the Dow Jones Utilities Index over the same period. The returns were calculated assuming the investment in the company's common stock, the S&P 500, and the Dow Jones Utilities Index on December 31, 1988, and reinvestment of all dividends.

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG SAN DIEGO GAS & ELECTRIC COMPANY, S&P 500 INDEX AND DOW JONES UTILITES INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             SAN DIEGO                   DOW JONES
Measurement Period         GAS & ELECTRIC      S&P       UTILITIES
(Fiscal Year Covered)         COMPANY       500 INDEX      INDEX
- -------------------        --------------   ---------    ---------
Measurement Pt-12/31/1988    $100           $100         $100
FYE 12/31/1989               $125.98        $131.69      $135.33
FYE 12/31/1990               $133.40        $127.60      $129.21
FYE 12/31/1991               $143.29        $166.47      $148.71
FYE 12/31/1992               $162.00        $179.15      $154.68
FYE 12/31/1993               $177.72        $197.21      $169.51

(A) Calculations for the S&P 500 Index were performed by Standard & Poor's Compustat Services, Inc.

(B) The Dow Jones Utilities Index (consisting of 11 electric utilities and four gas utilities) is maintained by Dow Jones & Company, Inc. and reported daily in The Wall Street Journal.

(C) At December 31, 1988 and through May 1991 the company was involved in merger negotiations and company stock was trading at inflated prices. The company estimates that, absent the merger negotiations, the cumulative to-tal shareholder return on common stock over the last five fiscal years would have been $211.

- --------------------------------------------------------------------------------

Other Business to be Brought
Before the Meeting
- --------------------------------------------------------------------------------

The board of directors does not know of any matters that will be presented for action at the meeting other than the matters described above. However, if any other matters properly come before the meeting, the holders of proxies solic-ited by the board of directors will vote on those matters in accordance with their judgment, and discretionary authority to do so is included in the proxy.

Relationship with Independent
Public Accountant
- --------------------------------------------------------------------------------

The firm of Deloitte & Touche acted as the company's independent auditor for the year 1993. Deloitte & Touche (or its predecessor firm, Deloitte Haskins & Sells) has been employed regularly by the company for many years to audit its financial statements and for other purposes. Representatives of Deloitte & Tou-che are expected to be present at the annual meeting of shareholders. They will have the opportunity to make a statement, if they so desire, and will respond to appropriate questions from shareholders. There has been no disagreement be-tween the company and Deloitte & Touche on any matter of accounting principles or practices or financial statement disclosure.

Annual Report
- --------------------------------------------------------------------------------

The company's 1993 Annual Report to Shareholders accompanies this proxy state-ment. Copies of the company's Annual Report to the Securities and Exchange Com-mission on Form 10-K will be provided to shareholders, without charge, upon written request to N. A. Peterson, Senior Vice President, General Counsel and Secretary, San Diego Gas & Electric Company, P.O. Box 1831, San Diego, Califor-nia 92112-4150.

Shareholder Proposals for
1995 Annual Meeting
- --------------------------------------------------------------------------------

Proposals that shareholders may wish to have included in the proxy materials relating to the next annual meeting must be received by the company by November 7, 1994.

Proxy Solicitations
- --------------------------------------------------------------------------------

Proxy solicitations, other than by mail, may be made personally or by telephone by not more than three employees of the company, for which the expense will be nominal. The company will reimburse brokerage firms and other securities' cus-todians for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock.

In addition, the company has retained Georgeson & Co., Inc., a proxy solicita-tion firm, to assist in the solicitation of proxies at an estimated cost of $12,000 plus disbursements. All costs associated with this solicitation will be borne by the company.

                                 By order of the board of directors
                                 N. A. Peterson
                                 Senior Vice President,
                                 General Counsel and Secretary

San Diego, California
March 8, 1994

                    GRAPHIC MATERIAL CROSS-REFERENCE PAGE

ARTWORK DESCRIBING MEETING DATE WITH COMPANY LOGO ON THE COVER

PHOTOS OF THE NOMINEES FOR DIRECTORS APPEAR ON PAGES 2, 3 AND 4.

A PERFORMANCE GRAPH SHOWING A COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG SDG&E, DOW JONES UTILITIES INDEX AND S&P 500 INDEX APPEARS ON PAGE 14.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
- --------------------------------------------------------------------------------
SAN DIEGO GAS & ELECTRIC COMPANY Post Office Box 1831 San Diego,
California 92112-4150
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PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--APRIL 26, 1994

DANIEL W. DERBES, RALPH  1. ELECTION OF DIRECTORS NOMINEES: R.C. ATKINSON, A.
R. OCAMPO AND THOMAS A.     BURR, R.A. COLLATO, D.W. DERBES, R.H. GOLDSMITH,
PAGE, JOINTLY OR            R.R. OCAMPO, T.A. PAGE, C. FITZGERALD WIGGS
INDIVIDUALLY, ARE
HEREBY APPOINTED AS      [_] FOR ALL NOMINEES LISTED ABOVE
PROXIES WITH FULL POWER  [_] WITHHELD FROM ALL NOMINEES
OF SUBSTITUTION TO       [_] WITHHELD FROM FOLLOWING NOMINEES (IF ANY):
REPRESENT AND VOTE ALL
SHARES OF STOCK OF THE       -------------------------------------
UNDERSIGNED              2. IN THEIR DISCRETION, ACT UPON OTHER MATTERS AS MAY
SHAREHOLDER(S) OF           PROPERLY COME BEFORE THE MEETING.
RECORD ON MARCH 1,
1994, AT THE ANNUAL                 (Continued on other side)
MEETING OF SHAREHOLDERS
OF SAN DIEGO GAS &
ELECTRIC COMPANY, TO BE
HELD AT THE SAN DIEGO
CONVENTION CENTER, 111
WEST HARBOR DRIVE,
BALLROOM SECTION 6A,
SAN DIEGO, CALIFORNIA
ON APRIL 26, 1994, OR
AT ANY ADJOURNMENT
THEREOF, AS INDICATED.







          (Continued from other side)

A THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL ITEM 1 NOMINEES.

     PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. IF SIGNING AS EXECUTOR, ADMINISTRATOR, ATTORNEY, AGENT, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION OR PARTNERSHIP, PLEASE SIGN IN FULL SUCH NAME BY AUTHORIZED PERSON.

                                                                         , 1994
                                                  -----------------------------
                                                  DATED
                                                  -----------------------------
                                                  SIGNATURE
                                                  -----------------------------
                                                  SIGNATURE (if held jointly)

                                                  WHETHER OR NOT YOU EXPECT TO
                                                  ATTEND THE MEETING PLEASE
                                                  MARK, SIGN, DATE AND RETURN
                                                  THE PROXY CARD PROMPTLY IN
                                                  THE ENCLOSED POSTAGE-PAID
                                                  ENVELOPE.

     PLEASE INDICATE ANY CHANGE IN ABOVE ADDRESS